Exhibit 99.1

FINANCIAL STATEMENTS

SIKORSKY AIRCRAFT CORPORATION

(A Consolidated Subsidiary of United Technologies Corporation)

As of and for the year ended

December 31, 2014

FINANCIAL STATEMENTS

SIKORSKY AIRCRAFT CORPORATION

(A Consolidated Subsidiary of United Technologies Corporation)

Independent Auditor’s Report

To Management and the Board of Directors of United Technologies Corporation:

We have audited the accompanying combined financial statements of Sikorsky Aircraft Corporation, which comprise the combined balance sheet as of December 31, 2014, and the related combined statements of operations, of comprehensive income, of changes in United Technologies Corporation’s net investment and of cash flows for the year then ended.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Sikorsky Aircraft Corporation at December 31, 2014, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Hartford, Connecticut

July 2, 2015

SIKORSKY AIRCRAFT CORPORATION

COMBINED STATEMENT OF OPERATIONS

(dollars in millions)	2014
Net Sales:
Product sales	$6,369
Service sales	1,085
7,454
Costs and Expenses:
Cost of products sold	5,877
Cost of services sold	821
Research and development	167
Selling, general and administrative	389
7,254
Other income, net	18
Operating profit	218
Interest expense, net	25
Income from operations before income taxes	193
Income tax expense	25
Net income	168
Less: Net income attributable to noncontrolling interests	1
Net income attributable to Sikorsky	$167

See accompanying Notes to Combined Financial Statements.

SIKORSKY AIRCRAFT CORPORATION

COMBINED STATEMENT OF COMPREHENSIVE INCOME

(dollars in millions)	2014
Net income	$168
Other comprehensive income, net of tax
Foreign currency translation adjustments arising during period	(32)
Comprehensive income, net of tax	136
Less: comprehensive income attributable to noncontrolling interest	1
Comprehensive income attributable to Sikorsky	$135

See accompanying Notes to Combined Financial Statements.

SIKORSKY AIRCRAFT CORPORATION

COMBINED BALANCE SHEET

(dollars in millions)	December 31, 2014
Assets
Cash	$17
Accounts receivable (net of allowance for doubtful accounts of $7 and $5)	1,226
Inventories and contracts in progress, net	2,150
Future income tax benefits, current	181
Other assets, current	80
Total Current Assets	3,654
Future income tax benefits	43
Fixed assets, net	683
Goodwill and intangible assets, net	376
Investments	244
Other assets	54
Total Assets	$5,054

Liabilities and UTC Net Investment
Accounts payable	$727
Net payable to affiliates	45
Accrued liabilities	521
Customer advances and deferred revenues	1,310
Long-term debt currently due	6
Total Current Liabilities	2,609
Long-term debt	255
Other long-term liabilities	328
Total Liabilities	3,192
Commitments and contingent liabilities (Note 17)
UTC Net Investment:
UTC net investment	1,890
Accumulated other comprehensive loss	(31)
Total UTC Net Investment	1,859
Noncontrolling interest	3
Total UTC Net Investment and noncontrolling interests	1,862
Total Liabilities, UTC Net Investment and noncontrolling interests	$5,054

See accompanying Notes to Combined Financial Statements.

SIKORSKY AIRCRAFT CORPORATION

COMBINED STATEMENT OF CHANGES IN NET INVESTMENT

(dollars in millions)	UTC net investment	Accumulated other comprehensive (loss) income	Noncontrolling interest	Total Equity
Balance at December 31, 2013	1,778	1	2	1,781
Net income	167	—	1	168
Other comprehensive loss, net of tax		(32)	—	(32)
Net transactions with affiliates	(55)	—	—	(55)
Balance at December 31, 2014	$1,890	$(31)	$3	$1,862

See accompanying Notes to Combined Financial Statements

SIKORSKY AIRCRAFT CORPORATION

COMBINED STATEMENT OF CASH FLOWS

(dollars in millions)	2014
Operating Activities:
Net income attributable to Sikorsky	$167
Noncontrolling interest in subsidiaries’ earnings	1
Net income	168
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	86
Deferred income tax benefit	(90)
Stock compensation cost	21
Noncash loss on change in estimate on a contract with the Canadian Government	438
Change in:
Accounts receivable	(67)
Inventories and contracts in progress	(475)
Other current assets	(51)
Accounts payable and accrued liabilities	61
Other operating activities, net	83
Net cash flows provided by operating activities	174
Investing Activities:
Capital expenditures	(116)
Other investing activities, net	(15)
Net cash flows used in investing activities	(131)
Financing Activities:
Issuance of long-term debt, net	—
Net transactions with affiliates	(33)
Other financing activities, net	(12)
Net cash flows used in financing activities	(45)
Effect of foreign exchange rate changes on cash and cash equivalents	(4)
Net decrease in cash and cash equivalents	(6)
Cash and cash equivalents, beginning of year	23
Cash and cash equivalents, end of year	$17

See accompanying Notes to Combined Financial Statements

SIKORSKY AIRCRAFT CORPORATION

NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF THE BUSINESS

Sikorsky designs, manufactures, services and supports a variety of military rotorcraft platforms for U.S. and foreign governments. Our military helicopters are operated by all five branches of the United States armed forces, other U.S. federal agencies and numerous international military and paramilitary services. Current major production programs include the UH-60M Black Hawk medium-transport helicopter and HH-60M Black Hawk medical evacuation helicopter for the U.S. and foreign governments, the S-70 Black Hawk helicopter for foreign governments, the MH-60S SeaHawk helicopter for the U.S. Navy, the MH-60R SeaHawk helicopter for the U.S. and foreign navies and the S-70B SeaHawk for foreign navies. Each of the UH-60M, HH-60M and S-70 Black Hawk helicopters is a twin-engine helicopter that primarily supports utility, troop and cargo transport missions, and each can be configured to support additional missions, including air assault, medical evacuation, combat search and rescue, command and control and VIP transport. Each of the MH-60S, MH-60R and S-70B SeaHawk helicopters is a twin-engine helicopter that primarily supports naval operations, including anti-submarine warfare, anti-surface warfare and troop and cargo transport missions.

Sikorsky manufactures two main civil helicopters, the S-76 and the S-92 helicopters. These are twin-engine multi-role helicopters designed for use in offshore oil and gas, search and rescue, VIP and head of state, emergency medical services, law enforcement, paramilitary missions and other commercial services. The S-76 helicopter is a medium class helicopter that can accommodate up to 12 passengers and 2 pilots. The newest model, the S-76D helicopter, is currently in production. The S-92 helicopter is a heavy class helicopter that can accommodate up to 19 passengers and 2 pilots.

Sikorsky offers full-spectrum aftermarket service and support solutions to commercial and military customers worldwide. Our aftermarket service and support solutions includes spare parts sales, mission equipment, modifications and upgrades, overhaul and repair services, maintenance contracts and logistics support programs for helicopters and other aircraft. Sales are principally made to the U.S. and foreign governments, and commercial helicopter operators.

We are also currently investing in two significant technology demonstration programs based on our X2 Technology that we believe will lead to business opportunities in the future. Sikorsky’s X2 is a demonstrator aircraft that includes a co-axial rigid-rotor. The X2 Technology is intended to deliver excellent low speed helicopter capabilities with no configuration change to enable high speed flight. The S-97 RAIDER, which is based on our X2 Technology, is intended to demonstrate armed reconnaissance/attack and special operations helicopter capabilities, is intended to achieve high speed flight in excess of 220 knots and improved maneuverability, while maintaining the critical performance attributes of a helicopter. Sikorsky is developing the S-97 RAIDER helicopter without funding from the U.S. government. The SB>1 Defiant, which is also based on our X2 Technology, is a joint technology development program with The Boeing Company focused on satisfying the Future Vertical Lift-Medium requirements of the U.S. armed forces. The SB>1 program, is funded in part by the U.S. government and in part by Sikorsky, The Boeing Company and certain of their suppliers.

Sikorsky also engages in the sale of the M28 fixed wing aircraft and the sale of components and aftermarket services for other fixed wing aircraft.

Sikorsky and its affiliates operate approximately 14 owned or leased principle manufacturing facilities, most of which are located in North America, and another approximately 13 non-manufacturing facilities that are managed by Sikorsky or third parties. Sikorsky’s Corporate headquarters are located in Stratford, Connecticut.

Sales to the U.S. Government, which includes foreign military sales, were 52% of total Sikorsky sales in 2014. Sales generated by Sikorsky’s international operations, including U.S. export sales and foreign military sales, were 48% of total Sikorsky sales in 2014.

NOTE 2 - BASIS OF PRESENTATION

Throughout 2014, Sikorsky operated as a part of United Technologies Corporation (“UTC”); consequently, stand-alone financial statements have not historically been prepared for Sikorsky. The accompanying audited Combined Financial Statements have been prepared from UTC’s historical accounting records and are presented on a stand-alone basis as if Sikorsky’s operations had been conducted independently from UTC.

The audited Combined Statements of Operations include all revenues and costs directly attributable to Sikorsky, including costs for facilities, functions and services used by Sikorsky. Costs for certain functions and services performed by centralized UTC organizations are directly charged to Sikorsky based on usage or other allocation methods. The results of operations include allocations of (i) costs for administrative functions and services performed on behalf of Sikorsky by centralized groups within UTC; (ii) UTC’s general corporate expenses; and (iii) certain pension and other post-retirement benefit costs (see Note 4 for a description of the allocation methodologies employed). As more fully described in Note 11, current and deferred income taxes and related tax expense have been determined based on the stand-alone results of Sikorsky.

All charges and allocations for facilities, functions and services performed by UTC organizations have been deemed paid by Sikorsky to UTC in the period in which the cost was recorded in the audited Combined Statement of Operations. Sikorsky’s portion of its domestic and certain non-US income taxes payable is deemed to have been remitted to UTC in the period the related tax expense was recorded. Sikorsky’s portion of current domestic and certain non-U.S. income taxes receivable is deemed to have been remitted to Sikorsky by UTC in the period to which the receivable applies only to the extent that a refund of such taxes could have been recognized by Sikorsky on a stand-alone basis under the law of the relevant taxing jurisdiction.

UTC uses a centralized approach to cash management and financing its operations. Accordingly, none of the cash, debt or related interest expense on UTC’s books has been allocated to Sikorsky in the audited Combined Financial Statements. However, cash balances primarily associated with certain foreign entities that do not participate in UTC’s cash management program, and long-term debentures for which Sikorsky is directly liable have been included in the audited Combined Financial Statements. Transactions between UTC and Sikorsky are accounted for through UTC’s Net Investment (see Note 4 for additional information). Transactions between UTC and Sikorsky are deemed to have been settled immediately through UTC’s Net Investment, other than those transactions which have historically been cash-settled and which are reflected in the attached audited Combined Balance Sheet as Net Payable to Affiliates.

All of the allocations and estimates in the audited Combined Financial Statements are based on assumptions that management believes are reasonable. However, the audited Combined Financial Statements included herein may not be indicative of the financial position, results of operations and cash flows of Sikorsky in the future, or if Sikorsky had been a separate, stand-alone entity during the year presented.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

Basis of Combination

All significant intracompany accounts and transactions within Sikorsky have been eliminated in the preparation of the audited Combined Financial Statements. All significant intercompany transactions with UTC are deemed to have been paid in the period the cost was incurred.

Cash

Sikorsky participates in UTC’s centralized cash management and financing programs (see Note 4 for additional information). The cash reflected on the audited Combined Balance Sheet substantially represents cash on hand at certain foreign entities that do not participate in the centralized cash management program.

Accounts Receivable

Accounts receivable associated with long-term contracts consist of billed and unbilled amounts. Billed amounts include invoices presented to customers that have not been paid. Unbilled receivables represent recoverable costs incurred, including retainage, that are not contractually billable until the completion of milestones, other stipulated contractual activities or contract authorization, and as such, recovery of a portion of unbilled receivables may not occur within the next twelve months. Receivables are recognized net of an allowance for doubtful accounts.

Fair Value of Financial Instruments

The carrying amount of trade receivables, accounts payable and accrued expenses approximates fair value due to the short maturity (less than one year) of the instruments.

Inventories and Contracts in Progress

Inventories and contracts in progress are stated at the lower of cost or estimated realizable value and are based on first-in, first-out (FIFO) or average cost methods. Costs accumulated against specific contracts or orders are at actual cost. Valuation reserves for excess, obsolete, and slow-moving inventory are estimated by comparing the inventory levels of individual parts to both future sales forecasts or production requirements and historical usage rates in order to identify inventory where the resale value or replacement value is less than inventoriable cost. Other factors that management considers in determining the adequacy of these reserves include whether individual inventory parts meet current specifications and cannot be substituted for a part currently being sold or used as a service part, overall market conditions, and other inventory management initiatives. Manufacturing costs are allocated to current production and firm contracts. On our U.S. Government contracts, the customer takes a lien interest in inventories related to such contracts based upon contract advances, progress payments or other performance-based payments.

Investments

Investments over which we have the ability to exercise significant influence, but do not control, are accounted for under the equity method of accounting and are included in Investments on the audited Combined Balance Sheet. Under this method of accounting, our share of the net earnings or losses of the investee is included in Other income, net on the audited Combined Statement of Operations since the activities of the investee are closely aligned with the operations of Sikorsky. We evaluate our equity method investments whenever events or changes in circumstance indicate that the carrying amounts of such investments may be impaired. If a decline in the value of an equity method investment is determined to be other than temporary, a loss is recorded in earnings in the current period. See Note 8 for additional information including losses recognized on the impairment of an equity investment in 2014.

Goodwill and Intangible Assets

Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill is not amortized and is subject to annual impairment testing using the guidance and criteria described in the Intangibles—Goodwill and Other Topic of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC). This testing compares carrying values to fair values and, when appropriate, the carrying value of these assets is reduced to fair value.

Acquired intangible assets consist of trademarks, patents and customer relationships and are recognized at fair value in purchase accounting and then amortized to cost of sales and selling, general and administrative expenses over the applicable useful lives. Useful lives of finite-lived intangible assets are estimated based upon the nature of the intangible asset and the industry in which the intangible asset is used, and generally tend to range from 5 to 30 years.

Income Taxes

Income taxes as presented herein, attribute current and deferred income taxes of UTC to Sikorsky’s stand-alone financial statements in a manner that is systematic, rational and consistent with the asset and liability method prescribed by Accounting Standards have recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more-likely-than-not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. Where applicable, associated interest expense has also been recognized. We recognize accrued interest related to unrecognized tax benefits in interest expense. Penalties, if incurred, would be recognized as a component of income tax expense.

Revenue Recognition

Revenues on our commercial and government production-type helicopter contracts are measured under the percentage-of-completion method of accounting using units-of-delivery or other contractual milestones. Revenues and costs on such contracts are recognized at actual amounts as incurred. The extent of progress towards completion on our development and other cost reimbursement contracts is also accounted for using the percentage-of-completion method using cost-to-cost based input measures. Contract costs include estimated inventoriable manufacturing, engineering, product warranty and product performance guarantee costs, as appropriate. Contracts consist of enforceable agreements which form the basis of our unit of accounting for measuring sales, accumulating costs and recording loss provisions as necessary. Contract accounting requires estimates of award fees and other sources of variable consideration as well as future costs over the performance period of the contract. Cost estimates also include the estimated cost of satisfying our offset obligations required under certain contracts. Cost estimates are subject to change and result in adjustments to margins on contracts in progress and are recognized on a cumulative catch-up basis. We review our cost estimates on significant contracts on a quarterly basis, and for others, no less frequently than annually or when circumstances change and warrant a modification to a previous estimate.

Certain of our production-type contracts provide for the customization of the aircraft. We treat such contracts as arrangements with multiple milestones consisting of a “green” aircraft and the subsequent customization services (Completions). This treatment is predicated upon the formal inspection, title transfer and acceptance of the “green” aircraft by the customer. Revenues on each of the elements are recognized on a milestone basis.

For separately priced product maintenance and extended warranty aftermarket contracts, sales are recognized over the contract period in proportion to cost when sufficient historical evidence indicates that costs of performing services under the contract are incurred on an other than straight-line basis. In all other cases, sales under maintenance and extended warranty contracts are recognized on a straight-line basis.

Loss provisions on original equipment contracts are recognized to the extent estimated contract costs exceed the estimated consideration from the products contemplated under the contractual arrangement at the total contract level. For new commitments, we generally record loss provisions at the earlier of contract announcement or contract signing except for certain requirements contracts under which losses are recorded upon receipt of the purchase order which obligates us to perform. For existing commitments, anticipated losses on contracts are recognized in the period in which losses become evident.

We have been developing the CH-148 derivative of the H-92 helicopter (the Cyclone), a military variant of the S-92 helicopter, for the Canadian Government. The Cyclone is being developed under a fixed-price acquisition contract (the Acquisition Contract) that provides for a program to develop and produce 28 helicopters, and a related contract (the ISS Contract) to provide in-service support (collectively, the Arrangements). The original contract value of these Arrangements was estimated to be $4.2 billion.

In 2011, we completed a significant contractual milestone for work on four interim configuration helicopters and recognized the revenues and related costs. Although the Arrangements were expected to be profitable on a combined basis in 2011, $56 million of losses were recorded upon completing the milestones for the four aircraft as the actual costs exceeded revenues. Sikorsky and the Canadian Government have been using these aircraft for initial operational training and evaluation in Canada. These interim configuration aircraft will require further software and hardware upgrades before full mission capability can be achieved.

Delivery of the final configuration aircraft, which was originally scheduled to begin in 2012, did not occur due to a number of disputes between us and the Canadian Government related to contractual requirements and contract performance. As a result of these matters, we recorded a loss provision of $157 million during the fourth quarter of 2012 as the estimated profits on the in-service support contract (ISS Contract) no longer exceeded the estimated remaining losses on the Acquisition Contract. The profit erosion was driven by an increase in total expected costs to be incurred primarily as a result of the delays in delivering the final configuration aircraft resulting in a claim for liquidated damages, and a reduction of expected flight hour revenues on the ISS Contract.

During 2013, we made substantial progress in the manufacturing process for the remaining 24 aircraft. However, due to ongoing contractual disputes with the Canadian Government, no sales were recorded for these aircraft in 2013, and an incremental $27 million charge was recorded in 2013 due to program delays and related production cost increases.

On June 18, 2014, we signed amendments to the Arrangements (the Amended Arrangements) with the Canadian Government. The Amended Arrangements finalized the scope of the aircraft, changed the governance of the program, and established a phased approach to the delivery of interim and final configuration helicopters starting in 2015. The Amended Arrangements also extend the ISS Contract through approximately 2038. The contract value of the Amended Arrangements is estimated to be approximately $6.4 billion.

Prior to the amendments, sales and losses under the Acquisition Contract were recognized using an output-based method, consistent with the practices and policies the Company applies to other comparable production contracts. In light of the significant changes in program scope, governance and delivery, we re-assessed the method we utilize in estimating the extent of progress under the Acquisition Contract. The Acquisition Contract, as amended, now reflects the significant developmental nature of the program that has evolved over time. Under the Company’s practices and policies, contracts that are comparable to the Amended Arrangements are accounted for utilizing a cost-to-cost percentage of completion method, as this best reflects the efforts expended and more appropriately aligns the sales and loss recognition with these efforts. Employing the cost-to-cost percentage of completion method, we recorded a cumulative adjustment to reflect the percentage of completion under the Amended Arrangements in the second quarter of 2014 as a change in estimate. This adjustment along with changes in the ISS Contract resulted in the recognition in the second quarter of 2014 of $830 million in sales and $438 million in losses. Remaining losses under the Amended Arrangements of approximately $250 million will be recognized as the costs are incurred. These losses will be partially offset by the ISS Contract with the expectation of generating positive annual margin beginning in 2019.

Research and Development

Research and development costs not specifically covered by contracts and those related to the company sponsored share of research and development activity in connection with cost-sharing arrangements are charged to expense as incurred. Research and development costs incurred under contracts with customers are included as a contract cost and reported as a component of cost of products sold when revenue from such contracts is recognized. Research and development costs in excess of contractual consideration are expensed as incurred.

Environmental

Environmental investigatory, remediation, operating and maintenance costs are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. The most likely cost to be incurred is accrued based on an evaluation of currently available facts with respect to each individual site, including existing technology, current laws and regulations and prior remediation experience. Where no amount within a range of estimates is more likely, the minimum is accrued. For sites with multiple responsible parties, we consider our likely proportionate share of the anticipated remediation costs and the ability of the other parties to fulfill their obligations in establishing a provision for those costs. Accrued environmental liabilities are not reduced by potential insurance reimbursements. As of December 31, 2014, the outstanding liability for environmental obligations was $40 million and is included in Other Long-Term Liabilities in the accompanying audited Combined Balance Sheets.

Asset Retirement Obligations

We record the fair value of legal obligations associated with the retirement of tangible long-lived assets in the period in which it is determined to exist, if a reasonable estimate of fair value can be made. Upon initial recognition of a liability, we capitalize the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is increased for changes in its present value and the capitalized cost is depreciated over the useful life of the related asset. As of December 31, 2014, the outstanding liability for asset retirement obligations was $17 million and is included in Other Long-term Liabilities in the accompanying audited Combined Balance Sheets.

Product Performance Obligations

We extend performance and operating cost guarantees beyond our normal service and warranty policies for extended periods on some of our products. Liability under such guarantees is based upon future product performance and durability. We accrue for such costs that are probable and can be reasonably estimated. In addition, we incur discretionary costs to service our products in connection with product performance issues. The costs associated with these product performance and operating cost guarantees require estimates over the full terms of the agreements, and require management to consider factors such as the extent of future maintenance requirements and the future cost of material and labor to perform the services. These cost estimates are largely based upon historical experience.

United Technologies Corporation Net Investment

Sikorsky’s equity on the audited Combined Balance Sheet represents UTC’s net investment in the Sikorsky business and is presented as “UTC Net Investment” in lieu of stockholders’ equity. The audited Statement of Changes in UTC Net Investment include net cash transfers and other property transfers between UTC and Sikorsky as well as intercompany receivables and payables between Sikorsky and other UTC affiliates that were settled on a current basis. UTC performs cash management and other treasury-related functions on a centralized basis for nearly all of its legal entities, which includes Sikorsky and, consequently, the net cash generated by Sikorsky is transferred to UTC through the intercompany accounts.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-09, “Revenue from Contracts with Customers” (Topic 606). This ASU is intended to clarify the principles for recognizing revenue by removing inconsistencies in revenue requirements; providing a more robust framework for addressing revenue issues; improving comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets; and providing more useful information to users of financial statements through improved revenue disclosure requirements. The provisions of this ASU are effective for interim and annual periods beginning after December 15, 2016. We are currently evaluating the impact of this ASU.

In June 2014, the FASB issued ASU No. 2014-12, “Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period.” This ASU requires a reporting entity to treat a performance target that affects vesting and that could be achieved after the requisite service period as a performance condition, and apply existing guidance under the Stock Compensation Topic of the ASC as it relates to awards with performance conditions that affect vesting to account for such awards. The provisions of this ASU are effective for interim and annual periods beginning after December 15, 2015. This ASU is not expected to have a significant impact on our financial statements or disclosures.

In August 2014, the FASB issued ASU No. 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” This ASU establishes specific guidance to an organization’s management on their responsibility to evaluate whether there is substantial doubt about the organization’s ability to continue as a going concern. The provisions of this ASU are effective for interim and annual periods beginning after December 15, 2016. This ASU is not expected to have an impact on our financial statements or disclosures.

In February 2015, the FASB issued ASU No. 2015-02, “Amendments to the Consolidation Analysis.” This ASU focuses on the consolidation evaluation for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. The provisions of this ASU are effective for interim and annual periods beginning after December 15, 2015. This ASU is not expected to have an impact on our financial statements or disclosures.

In April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs”. This ASU more closely aligns the treatment of debt issuance costs with debt discounts and premiums and requires debt issuance costs be presented as a direct deduction from the carrying amount of the related debt. The amendments in this ASU are effective for financial statements issued for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years. This ASU is not expected to have a significant impact on our financial statements or disclosures.

NOTE 4 - RELATED PARTIES

Historically, Sikorsky has been managed and operated in the normal course of business with other affiliates of UTC. Accordingly, certain shared costs have been allocated to Sikorsky and reflected as expenses in the stand-alone audited Combined Financial Statements. All related party transactions approximate market prices.

Related Party Purchases and Sales

During 2014, Sikorsky sold product to UTC and its non-Sikorsky businesses. Sales in the Combined Statement of Operations include sales to affiliates of UTC of $17 million, for the year ended December 31, 2014. Cost of goods sold in the audited Combined Statement of Operations includes purchases from affiliates of UTC of $235 million for the year ended December 31, 2014.

Allocated Centralized Costs

UTC incurs significant corporate costs for services provided to Sikorsky as well as other UTC businesses. These services include treasury, tax, accounting, human resources, audit, legal, corporate research and development, purchasing, information technology and other such services. The costs associated with these services generally include all payroll and benefit costs, as well as overhead costs related to the support functions. UTC also allocates costs associated with corporate insurance coverage and medical, pension, post-retirement and other health plan costs for employees participating in UTC sponsored plans. Allocations are based on a number of utilization measures including headcount, proportionate usage and relative revenues. All such amounts have been deemed to have been incurred and settled by Sikorsky in the period in which the costs were recorded.

The allocated functional service expenses and general corporate expenses for the year ended December 31, 2014 is as follows:

(dollars in millions)	2014
Cost of products and services sold	$—
Selling, general and administrative expenses	121
Research and development expenses	6
Other income, net	8
Total allocated expenses	$135

In the opinion of the management of UTC and Sikorsky, the expense and cost allocations have been determined on a basis considered to be a reasonable reflection of the utilization of services provided or the benefit received by Sikorsky during 2014. The amounts that would have been, or will be incurred, on a stand-alone basis could differ from the amounts allocated due to economies of scale, difference in management judgment, a requirement for more or fewer employees or other factors. Management does not believe, however, that it is practicable to estimate what these expenses would have been had Sikorsky operated as an independent entity, including any expenses associated with obtaining any of these services from unaffiliated entities. In addition, the future results of operations, financial position and cash flows could differ materially from the historical results presented herein.

Cash Management and Financing

Sikorsky participates in UTC’s centralized cash management and financing programs. Disbursements are made through centralized accounts payable systems which are operated by UTC. Cash receipts are transferred to centralized accounts, which are also maintained by UTC. As cash is received and disbursed by UTC, it is accounted for by Sikorsky through UTC’s Net Investment. All short and long-term debt is financed by UTC and financing decisions for wholly and majority owned subsidiaries is determined by central UTC treasury operations. As such, none of the cash, debt or related interest expense has been allocated to Sikorsky in the audited Combined Financial Statements other than cash associated primarily with certain foreign entities that do not participate in the centralized cash management program, and long-term debentures for which Sikorsky is directly liable.

Accounts Receivable and Payable

Accounts receivable and payable between Sikorsky and UTC and its non-Sikorsky businesses are settled on a current basis and have primarily been accounted for through the UTC Net Investment account in the audited Combined Financial Statements. The UTC Net Investment includes intercompany receivables due from UTC and its affiliates of $2.5 billion as of December 31, 2014. The UTC Net Investment includes intercompany payables due to UTC and its affiliates of $0.4 billion as of December 31, 2014. Transactions between Sikorsky and certain non-U.S. UTC businesses are cash-settled on a current basis and, therefore, are reflected in the audited Combined Balance Sheet as Net Payable to Affiliates and amounted to $45 million at December 31, 2014.

We lease a facility in West Palm Beach, Florida that is used for final assembly and flight operations. We lease this facility from Pratt & Whitney, an affiliated company that is also wholly owned by UTC. Annual lease payments to Pratt & Whitney were $6 million in 2014.

NOTE 5 - ACCOUNTS RECEIVABLE

(dollars in millions)	2014
Trade receivables:
U.S. Government	$198
Commercial	296
Unbilled receivables	727
Miscellaneous	12
Total receivables	1,233
Allowance for bad debts	(7)
Accounts receivable, net	$1,226

Accounts receivable are carried at amounts that approximate fair value. We primarily estimate reserves for losses on receivables by specific identification based on an assessment of the customers’ ability to make required payments. Bad debt expense was $2 million for the year ended December 31, 2014. Unbilled receivables represent revenues that are earned but not currently billable to the customer under the terms of the contract as billings are based on milestones or other triggering events. These items are expected to be collected in the normal course of business. At December 31, 2014, approximately $393 million of unbilled receivables, largely pertaining to revenues earned but not currently billable to the Canadian Government related to the previously discussed contract for the production and support of the CH-148 Cyclone helicopter, were expected to be collected in excess of twelve months. As of December 31, 2014, unbilled receivables related to this contract were $347 million as revenues are recognized based upon the efforts expended whereas billings will occur only upon the delivery of aircraft. Interim configuration aircraft deliveries are expected to begin in 2015.

Approximately 52% of our sales were to the U.S. Government in the year ended December 31, 2014.

NOTE 6 - INVENTORIES AND CONTRACTS IN PROGRESS, NET

(dollars in millions)	2014
Raw materials	$379
Work-in-process, including contracts in progress	1,454
Finished goods	544
2,382
Less:
Progress payments, secured by lien, on U.S. Government contracts	(227)
$2,150

Our sales contracts in many cases are long-term contracts expected to be performed over periods exceeding twelve months. At December 31, 2014, approximately 52% of total inventories have been acquired or manufactured under such long-term contracts, a portion of which is not scheduled for delivery within the next twelve months.

NOTE 7 - FIXED ASSETS

Fixed assets are recorded at cost and are depreciated over the estimated useful lives of individual assets.

(dollars in millions)	Estimated Useful Lives	2014
Land		$16
Buildings and improvements	12-40 years	599
Machinery, tools and equipment	3-20 years	975
Assets under construction		104
		1,694
Accumulated depreciation		(1,011)
		$683

Depreciation expense was $80 million for the year ended December 31, 2014.

NOTE 8 - INVESTMENTS

Investments consist of our interests in joint ventures that are accounted for under the equity method of accounting. Total equity method income was $36 million for the year ended December 31, 2014. The principal equity method investment is a 20% interest in Advanced Military Maintenance Repair and Overhaul Center, LLC (AMMROC) located in Abu Dhabi. AMMROC was formed in 2010 to provide specialized maintenance, repair and overhaul services for fixed wing and rotary aircraft in the South Asia, Middle East and North African regions. Presently, the United Arab Emirates armed forces have outsourced the military aircraft support for over 400 aircraft to the joint venture. The investment in AMMROC was approximately $214 million at December 31, 2014. Equity income from AMMROC was approximately $30 million for the year ended December 31, 2014, which, includes a $23 million non-recurring gain with the venture partners related to Sikorsky’s performance under the venture.

We historically held a 46% equity interest in a manufacturer of very light jets. In 2014, a strategic decision was made to exit the business, and we recognized full impairment of our investment, resulting in a loss of approximately $28 million which is reflected in Other Income, net in the accompanying audited Combined Statements of Operations. In April 2015, we divested our shares in the business and no longer have any involvement or continuing obligation.

NOTE 9 - GOODWILL AND INTANGIBLE ASSETS

Goodwill

The changes in the carrying amount of goodwill, by segment, are as follows:

(dollars in millions)	Balance as of December 31, 2013	Foreign exchange	Balance as of December 31, 2014
Defense Systems & Services	$180	$(6)	$174
Commercial Systems & Services	170	—	170
Total Goodwill	$350	$(6)	$344

Intangible Assets

Identifiable intangible assets are comprised of the following:

	2014
(dollars in millions)	Gross Amount	Accumulated Amortization
Patents and trademarks	$24	$(13)
Customer relationships	33	(21)
Other intangibles	22	(13)
Total Intangibles	$79	$(47)

Amortization of intangible assets was $5 million for the year ended December 31, 2014. The following is the expected amortization of intangible assets for 2015 through 2019:

(dollars in millions)	2015	2016	2017	2018	2019
Amortization expense	$5	$4	$4	$4	$3

NOTE 10 - CUSTOMER ADVANCES AND DEFERRED REVENUES & ACCRUED LIABILITIES

(dollars in millions)	2014
Customer advances and deferred revenues	$1,310

Accrued inventory costs	$210
Accrued salaries & wages	114
Accrued workers compensation	60
Warranty accruals	19
Other	118
$521

As is customary in the industry, in light of the long-term nature of some of our contracts, we may receive advances from customers which will subsequently be liquidated to sales upon delivery of product or other satisfaction of the revenue earning process. Similarly, our aftermarket service contracts may provide for customer payments on a basis, and subject to timing, that differs from the actual provision of services. Deferred revenues largely represents these customer payments received in advance of the provision of related services, and will generally be recognized as sales upon the provision of related services.

Accrued inventory costs represent post-delivery costs associated with (i) offset obligations and other costs within the Defense Systems & Services segment and (ii) deliveries of “green” aircraft and other contract costs, as further discussed in Note 3. See Note 11 for discussion of income taxes and Note 15 for discussion of restructuring, which are included in Other in the table above.

NOTE 11 - INCOME TAXES

Income Before Income Taxes

The sources of income from continuing operations before income taxes are:

(dollars in millions)	2014
United States	$124
Foreign	69
$193

With few exceptions, U.S. income taxes have not been provided on undistributed earnings of Sikorsky’s international subsidiaries. These earnings relate to ongoing operations and were approximately $180 million as of December 31, 2014. The unrecognized deferred tax liability associated with these undistributed earnings was approximately $55 million at December 31, 2014. We intend to reinvest these earnings permanently outside the U.S. or to repatriate the earnings only when it is tax effective to do so.

Provision for Income Taxes

The income tax expense (benefit) for the year ended December 31, 2014 consisted of the following components:

(dollars in millions)	2014
Current:
United States:
Federal	$97
State	10
Foreign	8
115
Future:
United States:
Federal	(61)
State	(31)
Foreign	2
(90)
Income tax expense	$25

Reconciliation of Effective Income Tax Rate

Differences between effective income tax rates and the statutory U.S. federal income tax rate are as follows:

2014
Statutory U.S. federal income tax rate	35.0%
Tax on international activities	(9.6)
State Income Taxes	(7.2)
Investment Impairment	4.1
Research & Development	(3.5)
Settlements	(2.6)
Domestic Production Activities	(2.1)
Other	(1.1)
Effective income tax rate	13.0%

The effective income tax rate for 2014 reflects tax benefits associated with lower tax rates on international earnings permanently reinvested outside the United States, credits related to research and development and deductions related to domestic production activities. During 2014, we recorded a loss related to the change in estimate associated with the Cyclone helicopter program. This loss does not have a significant effect on the tax benefits identified above, however, the resulting decrease in income from operations before income taxes results in a decrease in the computed effective tax rate.

Deferred Tax Assets and Liabilities

Future income taxes represent the tax effects of transactions which are reported in different periods for tax and financial reporting purposes. These amounts consist of the tax effects of temporary differences between the tax and financial reporting balance sheets and tax carry-forwards. Current and non-current future income tax benefits and payables within the same tax jurisdiction are generally offset for presentation in the Combined Balance Sheet.

The tax effects of net temporary differences and tax carry-forwards which gave rise to future income tax benefits and payables at December 31, 2014 are as follows:

(dollars in millions)	2014
Future income tax benefits:
Insurance and employee benefits	$37
Other asset basis differences	70
Other liability basis differences	76
Tax loss carry-forwards	24
Tax credit carry-forwards	20
Valuation allowances	(3)
$224
Future income taxes payable:
Insurance and employee benefits	$(29)
Other asset basis differences	79
Other items, net	3
$53

The future income taxes payable balance of $53 million reflected in the table above, for the year ended December 31, 2014, is reported in accrued liabilities and other long-term liabilities on our audited Combined Balance Sheet.

Valuation allowances have been established primarily for tax loss carry-forwards and tax credit carry-forwards, to reduce the future income tax benefits to expected realizable amounts.

Tax Credit and Loss Carry-forwards

At December 31, 2014, tax credit carry-forwards, principally state and foreign, and tax loss carry-forwards, principally state and foreign, were as follows:

(dollars in millions)	Tax Credit Carryforwards	Tax Loss Carryforwards
Expiration period:
2015-2019	$—	$1
2020-2024	2	6
2025-2034	—	237
Indefinite	18	—
Total	$20	$244

Unrecognized Tax Benefits

At December 31, 2014, we had gross tax-effected unrecognized tax benefits of $136 million, of which, $44 million, if recognized, would impact the effective tax rate. A reconciliation of the beginning and ending amounts of unrecognized tax benefits and interest expense related to unrecognized tax benefits for the year ended December 31, 2014 is as follows:

(dollars in millions)	2014
Balance at January 1	$58
Additions for tax positions related to the current year	96
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	—
Settlements	(18)
Balance at December 31	$136
Gross interest expense related to unrecognized tax benefits	$1
Total accrued interest balance at December 31	$1

Included in the balance at December 31, 2014 is $92 million of tax positions whose tax characterization is highly certain but for which there is uncertainty about the timing of tax return inclusion. Because of the impact of deferred tax accounting, other than interest and penalties, the timing would not impact the annual effective tax rate but could accelerate the payment of cash to the taxing authority to an earlier period.

We conduct business globally and, as a result one or more of our subsidiaries files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business we are subject to examination by taxing authorities throughout the world, including such major jurisdictions as Australia, Poland and the United States. With few exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations for years before 2008.

During the quarter ended September 30, 2014, proceedings with Appeals Division of the Internal Revenue Service (IRS Appeals) were completed for tax years 2006 through 2008. All issues were settled in amounts consistent with established reserves. Additionally, during the third quarter of 2014, the IRS commenced an audit of Sikorsky tax years 2011 and 2012, which is expected to continue beyond the next twelve months.

During the quarter ended June 30, 2014, the Examination Division of the Internal Revenue Service (IRS Exam) completed a review of Sikorsky tax years 2009 and 2010 and the Examination Division of the Connecticut Department of Revenue Services completed a review of Sikorsky tax years 2010 through 2012. As a result of the completion of these examinations, the Company recognized predominantly net non-cash gains of approximately $5 million.

It is reasonably possible that over the next 12 months the amount of unrecognized tax benefits may increase within a range of approximately $9 million to $11 million as a result of additional worldwide uncertain tax positions, the revaluation of current uncertain tax positions arising from developments in examinations, in appeals or in the courts, or the closure of tax statutes.

On June 3, 2015, the State of Connecticut Legislature passed tax legislation applying to periods beginning January 1, 2015 and beyond. Once presented, the Governor of Connecticut is expected to sign the legislation, formally enacting the law. The Company is currently assessing the impact.

NOTE 12 - EMPLOYEE BENEFIT PLANS

UTC sponsors numerous domestic and foreign employee benefit plans including certain plans that are shared amongst its businesses, including Sikorsky. For shared plans, the participation of employees in these plans is reflected in these financial statements as though Sikorsky participates in a multi-employer plan with UTC. A proportionate share of the cost is reflected in these audited Combined Financial Statements, while the assets and liabilities of such plans are retained by UTC.

Employee Savings Plans

UTC sponsors various employee savings plans. The non-union domestic employee savings plan uses an Employee Stock Ownership Plan (ESOP) for employer matching contributions. Shares of common stock are allocated to employees’ ESOP accounts at fair value on the date earned. Cash dividends on common stock held by the ESOP are used for debt service payments. Participants receive additional shares in lieu of cash dividends. Sikorsky’s allocated contributions to employee savings plans were $42 million for the year ended December 31, 2014.

Pension and Post-Retirement Plan

UTC sponsors both funded and unfunded domestic and foreign defined benefit pension plans that cover a large number of employees. Qualified domestic pension plan benefits comprise approximately 75% of the projected benefit obligation. Benefits for union employees are generally based on a stated amount for each year of service. For non-union employees, benefits are generally based on an employee’s years of service and compensation near retirement. Effective January 1, 2015, the formula changed to the existing cash balance formula that was adopted in 2003 for newly hired non-union employees and for other non-union employees who made a one-time voluntary election to have future benefit accruals determined under this formula. Certain foreign plans, which comprise approximately 23% of UTC’s projected benefit obligation, are considered defined benefit plans for accounting purposes.

Sikorsky participates in UTC’s U.S. plans as though they are participants in a multi-employer plan with the other businesses of UTC. More information on the financial status of UTC’s significant plans can be found in UTC’s Annual Report. For purposes of these financial statements, the amounts in the following table represent the allocation of cost to Sikorsky for the significant plans in which Sikorsky participates. The majority of pension expense is recorded through cost of goods sold and cost of services sold in the Combined Statement of Operations.

(dollars in millions)	2014
UTC Pension and Retirement Plan	$56

UTC made pension contributions of $517 million in 2014. Sikorsky was not allocated any portion of these contributions in 2014. UTC is not required to make additional contributions to their domestic defined benefit plans through the end of 2019.

In addition, Sikorsky sponsors a retirement plan in Poland. The benefit obligation associated with this plan was $2 million for the year ended December 31, 2014. Pension income for this plan was $0.5 million for 2014.

UTC sponsors a number of post-retirement plans that provide health and life benefits to eligible retirees. Such benefits are provided primarily from domestic plans. The post-retirement plans are unfunded.

Stock-Based Compensation

Sikorsky participates in UTC’s long-term incentive plan (LTIP) which authorizes various types of market and performance based incentive awards including stock options, stock appreciation rights, performance share units and other such awards. Stock-based compensation expense reflected in the accompanying audited Combined Financial Statements relates to stock plan awards of UTC and not stock awards of Sikorsky as Sikorsky does not grant stock awards.

Under the LTIP and predecessor long-term incentive plans, the exercise price of awards is set on the grant date and may not be less than the fair market value per share on that date. Generally, stock appreciation rights and stock options have a term of ten years and a minimum three year vesting period. In the event of retirement, awards held for more than one year may become vested and exercisable subject to certain terms and conditions. LTIP awards with performance-based vesting generally have a minimum three year vesting period and vest based on performance against pre-established metrics. In the event of retirement, vesting for awards held more than one year does not accelerate but may vest as scheduled based on actual performance relative to target metrics.

The cost of all share-based payments, including stock options, is measured at fair value on the grant date with the cost recognized in the audited Combined Statement of Operations. For the year ended December 31, 2014, $21 million, of compensation cost was recognized in operating results. The associated future income tax benefit recognized was $8 million for the year ended December 31, 2014.

For the year ended December 31, 2014, the amount of cash received from the exercise of stock options was $11 million, with an associated tax benefit realized of $10 million. In addition, for the year ended December 31, 2014, the associated tax benefit realized from the vesting of performance share units and other restricted awards was $7 million. For the year ended December 31, 2014, $9 million of certain tax benefits have been reported as operating cash outflows with the corresponding cash inflows from financing activities.

At December 31, 2014, there was $21 million of total unrecognized compensation cost related to unvested equity awards granted under the LTIP. This cost is expected to be recognized ratably over a weighted-average period of 2.2 years.

A summary of the transactions under all long-term incentive plans for the year ended December 31, 2014 follows:

	Stock Options		Stock Appreciation Rights		Performance Share Units		Other Incentive Shares/Units
(shares and units in thousands)	Shares	Average Price*	Shares	Average Price*	Units	Average Price**
Outstanding at:
December 31, 2013	269	$50.22	3,282	$72.31	225	$78.95	147
Granted	—	—	351	112.37	58	112.48	98
Ancillary***	—	—	—	—	25	78.99	—
Exercised/earned	(213)	50.02	(272)	68.51	(95)	78.99	(53)
Canceled	(3)	47.80	(63)	90.16	(8)	90.76	(6)
Employee transfers****	(7)	51.11	(42)	76.54		—	—
December 31, 2014	46	$51.11	3,256	$76.55	205	$87.97	186

*	weighted-average exercise price
**	weighted-average grant stock price
***	ancillary shares granted based on actual performance achieved on the 2011 award
****	impact of employees mobility

The weighted-average grant date fair value of stock appreciation rights granted during 2014 was $28.23. The weighted-average grant date fair value of performance share units granted during 2014 was $125.40. The total fair value of awards vested during the years ended December 31, 2014 was $20 million. The total intrinsic value (which is the amount by which the stock price exceeded the exercise price on the date of exercise) of stock options and stock appreciation rights exercised during the years ended December 31, 2014 was $26 million. The total intrinsic value (which is the stock price at vesting) of performance share units and other restricted awards vested was $17 million during the year ended December 31, 2014.

The following table summarizes information about equity awards outstanding that are vested and expected to vest and equity awards outstanding that are exercisable at December 31, 2014:

	Equity Awards Vested and Expected to Vest				Equity Awards That Are Exercisable
(Shares in thousands, aggregate intrinsic value in millions)	Awards	Average Price*	Aggregate Intrinsic Value	Remaining Term**	Awards	Average Price*	Aggregate Intrinsic Value	Remaining Term**
Stock Options/Stock Appreciation Rights	3,272	$76.10	$127	5.5	2,105	$68.44	$98	4.1
Performance Share Units/Restricted Stock	343	—	39	1.3

The fair value of each option award is estimated on the date of grant using a binomial lattice model. The following table indicates the assumptions used in estimating fair value for the year ended December 31, 2014. Lattice-based option models incorporate ranges of assumptions for inputs, those ranges are as follows:

2014
Expected volatility	22% - 26%
Weighted-average volatility	26%
Expected term (in years)	7.6 - 8.0
Expected dividends	2.2%
Risk-free rate	0.0% - 3.1%

Expected volatilities are based on the returns of UTC stock, including implied volatilities from traded options on UTC stock for the binomial lattice model. We use historical data to estimate equity award exercise and employee termination behavior within the valuation model. Separate employee groups and equity award characteristics are considered separately for valuation purposes. The expected term represents an estimate of the period of time equity awards are expected to remain outstanding. The risk-free rate is based on the term structure of interest rates at the time of equity award grant.

NOTE 13 - LONG-TERM DEBT

Long-term debt at December 31, 2014 consists principally of an existing $250 million related party obligation due to UT Parkview, a UTC Holding Company, associated with UTC establishing Sikorsky as a wholly owned subsidiary of UTC. The debt bears interest at 8.75% and matures in full on March 1, 2021. Interest expense, which is reflected in the attached audited Combined Statement of Operations, is paid to UTC on a semi-annual basis.

NOTE 14 - OTHER LONG-TERM LIABILITIES

Year ended December 31,
(dollars in millions)	2014
Non-current tax liability	$164
Environmental reserves	38
Self-insurance reserves	30
Warranty accruals	10
Asset retirement obligation	17
Other	69
Total other liabilities	$328

NOTE 15 - RESTRUCTURING COSTS

During 2014, we recorded net pre-tax restructuring costs totaling $14 million for actions initiated primarily in 2014 and 2013. We expect to incur additional restructuring costs in 2015 including trailing costs related to prior actions. On June 2, 2015, we announced a global workforce reduction of approximately 1,400 production-related positions, which includes a mix of employees and contractors. We expect to incur costs of $96 million to complete this action, most of which will be incurred over the next twelve months.

Restructuring charges in 2014 were recorded as follows:

(dollars in millions)
Cost of sales	$15
Selling, general and administrative	(1)
Total	$14

2014 Actions

During 2014, we initiated restructuring actions relating to ongoing cost reduction efforts, including workforce reductions in response to economic changes and lower aircraft sales volume. We recorded net pre-tax restructuring costs totaling $20 million for restructuring actions initiated in 2014, consisting of $17 million in cost of sales and $3 million in selling, general and administrative expenses. No further costs remain on the actions initiated in 2014. The following table summarizes the accrual balances and utilization by cost type for the 2014 restructuring actions:

(dollars in millions)	Severance	Facility Exit, Lease Termination & Other Costs	Total
Net pre-tax restructuring costs	$17	$3	$20
Utilization and foreign exchange	(11)	(3)	(14)
Balance at December 31, 2014	$6	$—	$6

Total expected costs for the 2014 programs are $20 million while total costs incurred on these programs were $20 million. There are no remaining costs related to the 2014 programs.

2013 Actions

During 2014, we reversed net pre-tax restructuring accruals totaling $8 million for restructuring actions initiated in 2013, consisting of $2 million in cost of sales and $6 million in selling, general and administrative expenses. All costs reversed during 2014 relate to severance. The following table summarizes the accrual balances and utilization for the 2013 restructuring actions:

(dollars in millions)	Total
Restructuring accruals at January 1, 2014	$27
Net pre-tax restructuring reversals	(8)
Utilization and foreign exchange	(16)
Balance at December 31, 2014	$3

Total expected costs to be incurred for the 2013 programs are $30 million while total costs incurred or accrued on these programs were $38 million during 2013. As a result, during 2014, we reversed $8 million of accrued restructuring costs and there are no remaining costs related to the 2013 programs.

2012 Actions

During 2014, we recorded net pre-tax restructuring costs totaling $2 million for restructuring actions initiated in 2012. As of December 31, 2014, there are no remaining costs to complete the 2012 actions.

NOTE 16 - GUARANTEES

Historically, we or our parent have not made significant payments to satisfy guarantee obligations; however, changes in an underlying transaction, nonperformance under a contract, customer requests for financing, or deterioration in the financial condition of the guaranteed party could cause the contingent obligations and liabilities arising from these arrangements to come to fruition. As of December 31, 2014 the following financial guarantees were outstanding:

	December 31, 2014
(dollars in millions)	Maximum Potential Payment	Carrying Amount of Liability
Commercial aerospace financing	$122	$1
Asset value guarantees	93	2
Performance guarantees	9	—

We accrue for costs associated with guarantees when it is probable that a liability has been incurred and the amount can be reasonably estimated. The most likely cost to be incurred is accrued based on an evaluation of currently available facts, and where no amount within a range of estimates is more likely, the minimum is accrued. In accordance with the Guarantees Topic of the FASB ASC, we record these liabilities at fair value. Sikorsky provides residual asset value guarantees to certain aerospace customers in connection with the financing of aircraft by these customers.

The changes in the carrying amount of service and product warranties and product performance guarantees for the year ended December 31, 2014 are as follows:

Year ended December 31,
(Dollars in millions)	2014
Balance as of January 1	$20
Warranties issued	31
Settlements made	(22)
Balance as of December 31	$29

NOTE 17 - COMMITMENTS & CONTINGENT LIABILITIES

Except as otherwise noted, while we are unable to predict the final outcome, based on information currently available, we do not believe that resolution of any of the following matters will have a material adverse effect upon our competitive position, results of operations, cash flows or financial condition.

Leases

We occupy space and use certain equipment under lease arrangements. Rental commitments of $128 million at December 31, 2014 under long-term non-cancelable operating leases are payable as follows: $23 million in 2015, $25 million in 2016, $18 million in 2017, $13 million in 2018, $8 million in 2019 and $41 million thereafter. Rent expense was $31 million in 2014.

Environmental

Our operations are subject to environmental regulation by federal, state and local authorities in the United States and regulatory authorities with jurisdiction over our foreign operations. As described in Note 3 to the audited Combined Financial Statements, we have accrued for the costs of environmental remediation activities and periodically reassess these amounts. We believe that the likelihood of incurring losses materially in excess of amounts accrued is remote. As of December 31, 2014, we had $40 million reserved for environmental remediation.

Government

We are now, and believe that, in light of the current U.S. Government contracting environment, we will continue to be the subject of one or more U.S. Government investigations. If we were charged with wrongdoing as a result of any of these investigations or other government investigations (including violations of certain environmental or export laws) the U.S. Government could suspend us from bidding on or receiving awards of new U.S. Government contracts pending the completion of legal proceedings. If convicted or found liable, the U.S. Government could fine and debar us from new U.S. Government contracting for a period generally not to exceed three years. The U.S. Government could void any contracts found to be tainted by fraud.

Our contracts with the U.S. Government are also subject to audits. Like many defense contractors, we have received audit reports, which recommend that certain contract prices should be reduced to comply with various government regulations, or that certain payments be delayed or withheld. Some of these audit reports involved substantial amounts. We have made voluntary refunds in those cases we believe appropriate, have settled some allegations and continue to litigate certain cases. In addition, we accrue for liabilities associated with those matters that are probable and can be reasonably estimated. The most likely settlement amount to be incurred is accrued based upon a range of estimates. Where no amount within a range of estimates is more likely, then we accrued the minimum amount.

Export Controls

A significant portion of our activities are subject to export control regulation by the U.S. Department of State (State Department) under the U.S. Arms Export Control Act (AECA) and International Traffic in Arms Regulations (ITAR). From time to time, we identify, investigate, remediate and voluntarily disclose to the Office of Defense Trade Controls Compliance (DTCC) potential violations of the AECA and ITAR. DTCC administers the State Department’s authority under the AECA and ITAR to impose civil penalties and other administrative sanctions for violations, including debarment from engaging in the export of defense articles or defense services. We do not believe that the identified matters will result in significant fines or sanctions. If we are wrong in our assessment, the fines or sanctions could have a material adverse effect on our business. Further, on June 28, 2012, UTC entered into a Consent Agreement (“CA”) with DTCC to resolve a Proposed Charging Letter that references approximately 45 of UTC’s previous disclosures. Under the CA, divested units of UTC must continue to comply with the terms of the CA.

Offset Obligations

It is customary within the aerospace and defense industry to enter into offset arrangements with certain non-U.S. government customers as a condition of securing the sale of our products and services into a particular country. Under such agreements, we incur various obligations that can be either direct or indirect in nature and which are designed to enhance the social and economic environment of the country in which our customers operate. In most circumstances, a direct offset obligation requires that we procure product necessary to fulfill our sales contract with the customer from vendors stipulated by the customer which are typically within the customer’s home country. Conversely, an indirect offset obligation is generally unrelated to the sales contract and would require, for instance, investments in the customer’s country or the procurement of product that is unrelated to the sales contract, from customer stipulated vendors. Depending upon the form of the offset obligation, which varies from country to country, the associated liability may be reflected as a contract cost or recorded as a separate obligation at the point we become obligated and the amount is determinable. The amounts required to satisfy offset obligations are negotiated with the customer and are typically a fraction of the stated offset obligation amount. Should we fail to meet the required offset obligations, we could be subject to contractual penalties. We have historically met our obligations.

As of December 31, 2014, we had outstanding offset obligations totaling $4.3 billion that extend through 2044. The most significant of these obligations is a purchase commitment with the Turkish government. During the first quarter of 2014, Sikorsky signed agreements with the Turkish government and certain Turkish aerospace contractors to provide manufacturing kits and work with the U.S. Government licensing agencies to secure licenses that will allow Turkey’s aerospace industry to assemble 109 helicopters (Turkish variants of Sikorsky’s S-70i International Black Hawk helicopter) for sale to, and operation by, various Turkish government entities. Under the program, the aircraft will be assembled in Turkey by Turkish Aerospace Industries, Inc. (“TAI”) and will include kit components supplied by Sikorsky and other companies. Sikorsky has a purchase commitment of $1.4 billion, which is expected to be fulfilled by the purchase of various Black Hawk parts, components, and services by Sikorsky over a thirty-year period from TAI and other Turkish companies.

Legal Proceedings

T-34/T-44 Contract Claim

On October 14, 2014, the United States Government filed a complaint in the United States District Court for the Eastern District of Wisconsin alleging that Sikorsky and two of its wholly-owned subsidiaries, Derco Aerospace (Derco) and Sikorsky Support Services, Inc. (SSSI), violated the False Claims Act in connection with a contract that the U.S. Navy awarded to SSSI in June 2006 to support the Navy’s T-34 and T-44 fixed-wing turboprop training aircraft. SSSI subcontracted with Derco primarily to procure and manage the spare parts for the training aircraft. The Government alleges that SSSI overbilled the Navy on the contract because Derco added profit and overhead costs to the price of the spare parts that Derco procured and then sold to SSSI. The Government also claims that SSSI submitted false Certificates of Final Indirect Costs in the years 2006 through 2012. We believe that Derco was lawfully permitted to add profit and overhead to the cost of the parts, and maintain that SSSI did not submit any false certificates. We also believe that we have other substantial legal and factual defenses to the government’s claims. The Government’s complaint asserts numerous claims for violations of the False Claims Act, for breach of contract, and for unjust enrichment; but it does not specify the amount of damages sought. The Government seeks damages in excess of approximately $45 million, plus treble damages and statutory penalties of $13 million, all totaling in excess of $147 million. Although we continue to evaluate liability and exposure, we do not currently believe that it is probable that we will incur a material loss. If, contrary to our expectations, the Government prevails in this matter and proves damages in a material amount, the outcome could have a material adverse effect on our results of operations in the period in which a liability would be recognized and on our cash flows for the period in which any damages would be paid.

Department of Defense Cost Accounting Standards Claims

In December 2008, the Department of Defense (DOD) issued a contract claim against Sikorsky to recover overpayments the DOD alleges that it made to Sikorsky since January 2003 in connection with cost accounting changes approved by the DOD and implemented by Sikorsky in 1999 and 2006. These changes relate to the calculation of material overhead rates in government contracts, which is governed by Cost Accounting Standard (CAS) 418. The DOD claimed that Sikorsky’s liability was approximately $100 million (including interest through December 31, 2014). We believed this claim was without merit and Sikorsky filed an appeal in December 2009 with the U.S. Court of Federal Claims. After a trial and Government appeal, the U.S. Court of Appeals for the Federal Circuit affirmed the lower court and ruled that the DOD had failed to prove that Sikorsky’s calculation of material overhead did not comply with CAS 418.

In a December 21, 2011, Final Decision, the DOD asserted what it characterized as an “alternative” to the CAS 418 noncompliance allegation mentioned above. The 2011 claim alleges that, if Sikorsky’s pre-2006 accounting practice was compliant with CAS 418, then the 2006 accounting change was a “unilateral” change from one compliant practice to another, which entitles the Government to a cost impact for any contracts that were affected by the change. The Government claims that Sikorsky’s liability was approximately $38.3 million (including interest through March 31, 2015). We believe this claim is without merit and Sikorsky filed an appeal in 2012 with the U.S. Court of Federal Claims, but the proceedings were stayed during the pendency of the CAS 418 noncompliance litigation. The proceedings now have resumed. Sikorsky continues to evaluate liability and exposure, but it does not currently believe that it is probable that it will incur a material loss.

Sikorsky Training Academy

In February, 2014, suits were filed against Sikorsky in Jackson County District Court, Altus, Oklahoma by Heller Construction, Aviation Training Consultants (“ATC”) and the City of Altus, Oklahoma relating to Sikorsky’s now discontinued plans to operate the Sikorsky Training Academy in Altus, Oklahoma. The Heller Construction claim has been dismissed. There are various remaining claims in the litigation, the most significant of which involves a claim by ATC, which Sikorsky had engaged as a subcontractor for the project, that it is entitled to half of the purported lost profits that the training academy would have generated over the life of the program. Sikorsky believes this and the other claims in the litigation are without merit. At this time, we cannot reasonably estimate the range of any potential loss, if any, that may result from this matter. Sikorsky continues to evaluate liability and exposure, but it does not currently believe that it is probable that it will incur a material loss. If, contrary to our expectations, the adverse parties prevail in this matter and prove damages in a material amount, the outcome could have a material adverse effect on our results of operations in the period in which a liability would be recognized and on our cash flows for the period in which any damages would be paid.

Other

We have accrued for environmental investigatory, remediation, operating and maintenance costs, performance guarantees and other litigation and claims based on our estimate of the probable outcome of these matters. While it is possible that the outcome of these matters may differ from the recorded liability, we believe that resolution of these matters will not have a material impact on our competitive position, results of operations, cash flows or financial condition.

We also have other commitments and contingent liabilities related to legal proceedings and other matters arising out of the normal course of business. We accrue contingencies based upon a range of possible outcomes. If no amount within this range is a better estimate than any other, then we accrue the minimum amount.

We are also subject to a number of routine lawsuits, investigations and claims (some of which involve substantial amounts) arising out of the ordinary course of our business. We do not believe that these matters will have a material adverse effect upon our competitive position, results of operations, cash flows or financial condition.

NOTE 18 - SUBSEQUENT EVENTS

We have evaluated subsequent events through July 2, 2015, the date of issuance of the financial statements. We have disclosed within the financial statements all subsequent events that occurred which required disclosure.